EXHIBIT 1

          Certificate of Resolution for AIG Life Insurance Company dated June 5, 1986, authorizing the issuance and sale of variable and fixed annuity contracts.

                            CERTIFICATE OF RESOLUTION


         I, the undersigned, Elizabeth M. Tuck, being the duly elected Secretary of AIG LIFE INSURANCE COMPANY, a corporation organized and existing under the laws of Delaware, DO HEREBY CERTIFY that by virtue of my office I custody of the original records of the said corporation; that at a meeting of the Board of Directors of the said corporation duly held on June 5, 1986 in accordance with the law and the By-laws of the said corporation, a quorum being present throughout and voting thereon, the following resolution was unanimously adopted:


         WHEREAS, the Company is desirous of developing and marketing certain types of variable and fixed annuity contracts which may be required to be registered with the Securities and Exchange Commission pursuant to the various securities laws; and

         WHEREAS, it will be necessary to take certain actions including, but not limited to, establishing separate accounts for segregation of assets and seeking approval of regulatory authorities;


                  NOW THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to develop the necessary program in order to effectuate the issuance and sale of variable and fixed annuity contracts; and

                  FURTHER RESOLVED, that the Company is hereby authorized to establish and to designate one or more separate accounts of the Company in accordance with the provisions of state insurance law. The purpose of any such separate account shall be to provide an investment medium for such variable and fixed annuity contracts issued by the Company as may be designated as participating therein.

                  Any such separate account shall receive, hold, invest and reinvest only the monies arising from (i) premiums, contributions or payments made pursuant to the variable and fixed annuity contracts participating therein; (ii) such assets of the Company as shall be deemed appropriate to be invested in the same manner as the assets applicable to the Company's reserve liability under the variable and fixed annuity contracts participating in such separate accounts; or as may be necessary for the establishment of such separate accounts; (iii) the dividends, interest and gains produced by the foregoing; and

                  FURTHER RESOLVED, that the proper officers of the Company are hereby authorized:

                           (i) to register the variable and fixed annuity contracts participating in any such separate accounts under the provisions of the Securities Act of 1933 to the extent that it shall be determined that such registration is necessary;

                           (ii) to register any such separate accounts with the Securities and Exchange Commission under the provisions of the Investment Company Act of 1940 to the extent that it shall be determined that such registration is necessary.

                           (iii) to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including post-effective amendments), supplements and exhibits thereto as they may be deemed necessary or desirable;

                           (iv) to apply for exemption from those provisions of the aforementioned Acts as shall be deemed necessary and to take any and all other actions which shall be deemed necessary, desirable, or appropriate in connection with such Acts;

                           (v) to file the variable and fixed annuity contracts participating in any such separate accounts with the appropriate state insurance departments and to prepare and execute all necessary documents to obtain approval of the insurance departments;

                           (vi) to prepare or have prepared and execute all necessary documents to obtain approval of, or clearance with, or other appropriate actions required, of any other regulatory authority that may be necessary; and


                  FURTHER RESOLVED, that for the purposes of facilitating the execution and filing of any registration statement and of remedying any deficiencies therein by appropriate amendments (including post effective amendments) or supplements thereto, the President of the Company and the Secretary of the Company, and each of them, are hereby designated as attorneys and agents of the Company; and the appropriate officers of the Company be, and they hereby are authorized and directed to grant the power of attorney of the Company to the President of the Company and the Secretary of the Company by executing and delivering to such individuals, on behalf of the Company, a power of attorney; and

                  FURTHER RESOLVED, that in connection with the offering and sale of the fixed and variable annuity contracts in the various States of the United States, as and to the extent necessary, the appropriate officers of the Company be, and they hereby are, authorized to take any and all such action, including but not limited to the preparation, execution and filing with proper State authorities, on behalf of and in the name of the Company, of such applications, notices, certificates, affidavits, powers of attorney, consents to service of process, issuer's covenants, certified copies of minutes of shareholders' and directors' meetings, bonds, escrow and impounding agreements and other writings and instruments as may be required in order to render permissible the offering and sale of the fixed and variable annuity contracts in such jurisdictions; and

                  RESOLVED, that the forms of any resolutions required by any State authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as if fully set forth herein if (1) in the option of the appropriate officers of the Company, the adoption of the resolutions is advisable and (2) the Secretary or any Assistant Secretary of the Company evidences such adoption by inserting into these minutes copies of any such resolutions; and

                  FURTHER RESOLVED, that the officers of the Company, and each of them, are hereby authorized to prepare and to execute the necessary documents and to take such further actions as may be deemed necessary or appropriate, in their discretion, to implement the purpose of these resolutions; and

THAT the same has not been altered, amended or rescinded, and is now in full force and effect; and that I am duly authorized on behalf of the said corporation to make this certificate.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation this 11th day of August 1998.


                                                   /s/ Elizabeth M. Tuck
                                                   ----------------------------
                                                   Elizabeth M. Tuck